UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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VRINGO, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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VRINGO, INC.
780 Third Avenue, 12th Floor
New York, New York 10017

October 16, 2015

Dear Vringo Stockholder,

Vringo, Inc. is filing this Proxy Statement Supplement (the “Supplement”) in connection with the annual meeting of stockholders to be held on November 16, 2015 (the “Annual Meeting”). This Supplement, which should be read together with the Proxy Statement dated as of September 25, 2015 (the “Proxy Statement”), is being filed to provide supplemental disclosures related to Proposal 2, which is a proposal to approve an amendment to our amended and restated certificate of incorporation to effect a reverse stock split of our issued and outstanding shares common stock, at a ratio within the range of one-for-two to one-for-ten, such ratio to be determined by our Board of Directors, and Proposal No. 4, which is a proposal to approve an amendment to our amended and restated certificate of incorporation to increase the number of our authorized shares of common stock by 100,000,000, from 150,000,000 to 250,000,000 shares.

As previously disclosed in our Current Report on Form 8-K filed with the Securities and Exchange Commission on October 16, 2015 (the “Current Report”), on October 15, 2015, we entered into a Stock Purchase Agreement (the “Purchase Agreement”) with, and completed the acquisition of, International Development Group Limited, a Maryland corporation (“IDG”), each of the holders of the capital stock of IDG (the “Sellers”) and the Sellers’ representative. Pursuant to the Purchase Agreement, we acquired 100% of the capital stock of IDG, including two of IDG’s subsidiaries, fliChage International Ltd., in which IDG owns 70% of the capital stock and controls the operations, and the wholly-owned Group Mobile International Ltd.

In consideration for the acquisition, we issued an aggregate of 1,609,167 shares of our newly designated Series B Convertible Preferred Stock (“Series B Preferred Stock”), par value $0.01 per share, of which 1,604,167 shares were issued to the Sellers and 5,000 shares were issued to IDG’s legal counsel as compensation. In addition, 240,625 shares of Series B Preferred Stock will be held in escrow to secure certain of the Sellers’ indemnity obligations under the Purchase Agreement for a period of up to 12 months. The 1,609,167 shares of Series B Preferred Stock are convertible into an aggregate of 16,091,670 shares of our common stock, par value $0.01 per share. In addition, we have issued to one of the Sellers 575,000 shares of our unregistered common stock in consideration of his forgiveness of debt. The shares of Series B Preferred Stock were issued pursuant to the terms of the Certificate of Designations of Preferences, Rights and Limitations of Series B Convertible Preferred Stock (the “Certificate of Designations”), filed with the Secretary of State of the State of Delaware at closing and as Exhibit 3.1 to our Current Report.

A summary of the material terms of the Series B Preferred Stock is set forth below.

Designation. We have designated 1,609,167 shares of Series B Preferred Stock.

Dividends. The holders of the Series B Preferred Stock shall be entitled to receive dividends and distributions made to the holders of our common stock, pro rata to the holders of common stock on an as-converted basis.

Liquidation Preference. Upon liquidation event (as defined in the Certificate of Designations), any of our remaining assets shall be distributed pro rata to the holders of common stock and the holders of Series B Preferred Stock on an as-converted basis.

Voting. The Series B Preferred Stock has voting rights pursuant to which each issued and outstanding share of share of Series B Preferred Stock shall be entitled to the number of votes equal to the number of shares of common stock into which each such share of Series B Preferred Stock is convertible.

Conversion. The Series B Preferred Stock will automatically be converted into our shares of common stock immediately upon (i) our authorized shares of common stock being increased to an amount sufficient to allow us to convert all shares of Series B Preferred Stock then outstanding into shares of common stock or (ii) the number of issued and outstanding shares of common stock and shares reserved for issuance being reduced to an amount sufficient to allow us to convert all shares of Series B Preferred Stock then outstanding into shares of common stock. If the automatic conversion does not occur at the Annual Meeting, then each share of Series B Preferred Stock shall automatically be converted into shares of common stock, up to and to the extent that we have authorized shares that are not reserved for other issuances. Each share of Series B Preferred Stock will be convertible into a fixed conversion rate of 10 shares of common stock per one share of Series B Preferred Stock, subject to certain adjustments.

We provide you with this Supplement to specifically disclose that under the terms of the Certificate of Designations, upon the approval of either Proposal No. 2 or Proposal No 4. by our stockholders at the Annual Meeting, the Series B Preferred Stock will automatically be converted into 16,091,670 of our shares of common stock.

If you have already voted your shares with respect to the Annual Meeting, you do not need to resubmit your vote or to complete a new proxy card. You should continue to use the proxy card previously sent to you with the Proxy Statement. Any stockholder who desires to revoke or change a previously executed proxy, based on the information set forth in this Supplement or otherwise, may do so in the manner described in the Proxy Statement.

With regard to Proposals 2 and 4, to the extent that the information in this Supplement differs from, updates or conflicts with the information contained in the Proxy Statement, the information in this Supplement shall amend and supersede the information in the Proxy Statement. Except as so amended or superseded, all information set forth in the Proxy Statement, including with respect to Proposals 1, 3, 5, 6, 7 and 8, remains unchanged. We urge you to read this Supplement carefully and in its entirety together with the Proxy Statement.

A copy of this Supplement is also available on our website at www.vringoip.com. We thank you for your continued interest in and support for Vringo, Inc.

Sincerely,

Andrew D. Perlman

Chief Executive Officer